Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between WILLIAM H. SHEA, JR., a resident of the Commonwealth of Pennsylvania (“Executive”), and PENN VIRGINIA RESOURCE GP, LLC., a Delaware limited liability company (the “Company”), as of this 8th day of March, 2010 (the “Commencement Date”).

WHEREAS, the Company desires to retain Executive, and Executive desires to be retained, to serve as President and Chief Executive Officer of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties agree as follows:

1.      Duties.  Executive shall have the title of President and Chief Executive Officer of the Company.  Executive shall report exclusively to and receive instructions from the Company’s Board of Directors (the “Board”) and shall have such duties and responsibilities customary for the positions of president and chief executive officer of public companies similarly situated.  Executive shall be the most senior executive officer of the Company and all other executives of the Company shall report to Executive or his designee.

2.      Term of Employment.  The term of employment (the “Term”) shall be for a period of three years commencing on the Commencement Date and ending at midnight on March 7, 2013, unless terminated earlier pursuant to the terms of this Agreement; provided, however, that commencing 365 days following the Commencement Date and on each day thereafter, the Term of this Agreement shall automatically be extended for one additional day unless the Company shall give written notice to Executive that the Term shall cease to be so extended in which event this Agreement shall terminate on the second anniversary of the date such notice is given.  Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs during the Term of this Agreement, the Term shall automatically be extended until, and shall terminate on, the 24-month anniversary of the date of the Change of Control.  Furthermore, Executive’s employment may be terminated at any time prior to the end of the Term for the following reasons:

(a)          Termination for Cause.  Notwithstanding the Term of this Agreement, the Company may discharge Executive for Cause, which shall immediately terminate this Agreement, and the Company shall not have any further liability hereunder except to (i) pay to Executive the total amount of Base Salary pursuant to Section 3(a) hereof, if any, accrued up to the date of termination and (ii) reimburse to Executive any expenses then reimbursable to Executive under Section 3(f) hereof.

(b)          Death or Disability.  In the event of the Disability of Executive for a total of 180 consecutive days during the Term or in the event of the death of Executive, this Agreement shall immediately terminate and the Company shall not have any further liability hereunder except to (i) pay to Executive or his estate the total amount of Base Salary pursuant to Section 3(a) hereof, if any, accrued up to the date of termination and (ii) reimburse to Executive or his estate any expenses then reimbursable to Executive under Section 3(f) hereof.

3.      Compensation and Benefits.

(a)          Base Salary.  The Company shall pay to Executive a salary (the “Base Salary”) at the annual rate of four hundred thousand dollars ($400,000) effective as of the Commencement Date, payable in accordance with the Company’s normal practice.  The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with the Company’s normal practice.

(b)          Annual Cash Incentive Compensation.  Executive shall be eligible to participate in the Company’s cash incentive compensation program, which shall enable Executive to earn cash bonus compensation in such amounts, if any, and payable at such times, if any, as determined in the normal course by the Compensation and Benefits Committee of the Board (the “Committee”).  Executive’s target annual bonus shall be 100% of his Base Salary.

(c)          Annual Equity Incentives.  Executive shall be eligible to participate in the Company’s equity-based incentive program, which shall enable Executive to earn equity-based bonus compensation in such amounts, if any, and payable at such times, if any, as determined in the normal course by the Committee.  Executive’s target annual equity-based bonus shall be 175% of his Base Salary.

(d)          Initial Equity Grant.  On the Commencement Date, the Committee shall grant to Executive $700,000 worth of phantom units (the “Initial Units”) of the Partnership pursuant to the Penn Virginia Resource GP, LLC Fifth Amended and Restated Long-Term Incentive Plan (the “PVR LTIP”).  Executive agrees that this award of Initial Units shall be subject to all of the terms and conditions set forth in the PVR LTIP and the Initial Unit Award Agreement.

(e)          Fringe Benefits.  Executive shall be entitled to participate in any other benefit plans, programs, policies and fringe benefits which may be made available from time to time to the Company’s executive officers, including, without limitation, disability, medical, dental and life insurance, annual physicals and benefits under the Company’s 401(k) savings plan.  In addition, the Company shall pay to Executive an automobile allowance of $1,700 per month.

(f)          Reimbursement of Expenses.  The Company shall reimburse Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement.  Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.

(g)          Vacation Days.  Executive shall be entitled to four weeks paid vacation during each calendar year.

4.      Other Business Activities.  Executive shall serve the Company faithfully and shall devote his reasonable best efforts and all of his business time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as President and Chief Executive Officer.  In furtherance of the foregoing, and not by way of limitation, for so long as Executive remains President and Chief Executive Officer of the Company, Executive shall not directly or indirectly engage in any other business activities, except for such other activities as would not interfere with Executive’s ability to carry out his duties under this Agreement.

5.      Restrictive Covenants.

(a)          Confidential Information.  Executive recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and shall continue to have access to confidential information of the Company and its Affiliates, including, without limitation, analyses, interpretations, compilations, reports, reservoir data, geologic and geophysical data, maps, models, financial data, environmental data, information and knowledge pertaining to products and services offered, plans, trade secrets, proprietary information, customer lists and relationships among the Company and its Affiliates and distributors, customers, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he shall not, either during or after his employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written consent of the Board of Directors, unless such information is in the public domain through no fault of Executive or except as may be required by law.

(b)          Non-Solicitation.  Executive shall not, directly or indirectly during the Term and for a period of two years thereafter, solicit or divert business from, or attempt to convert any account or customer of the Company or any of its Affiliates, whether existing at the date hereof or acquired during Executive’s employment.

6.      Equitable Relief.

(a)          Executive acknowledges that the restrictions contained in Section 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of Section 5 shall result in irreparable injury to the Company.  Executive further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement and (ii) he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

(b)          Executive agrees that the Company or any Affiliate shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any Affiliate may be entitled.  In the event that any of the provisions of Section 5 hereof should ever be adjudicated to exceed any limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law.

(c)          Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5 hereof, including without limitation, any action commenced by the Company or any Affiliate for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or shall not accept jurisdiction, in any court of general jurisdiction in Montgomery County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12 hereof. In the event of a lawsuit by either party to enforce the provisions of Section 5 of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys’ fees from the other party.

(d)          Executive agrees that he shall provide, and that the Company may similarly provide, a copy of Section 5 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of or (ii) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.

7.      Change of Control Severance Benefits.

(a)          If at any time on or after the one year anniversary of the Commencement Date, (i) Executive terminates his employment with the Company during the Protected Period for a Good Reason event or (ii) the Company terminates Executive’s employment during the Protected Period other than (x) for Cause or (y) due to Executive’s inability to perform the primary duties of his position for at least 180 consecutive days due to the Disability of Executive, Executive shall receive the following compensation and benefits from the Company subject to the execution (and non-revocation within eight days thereafter) and delivery to the Company of a release, substantially in the form attached as Exhibit A hereto, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution (the “Release”):

(A)              The Company shall, at the time provided in Section 7(e), pay to Executive in a lump sum, in cash, an amount equal to three times the sum of Executive’s (1) Termination Base Salary and (2) Bonus.  This payment shall satisfy any and all obligations of the Company to pay Executive compensation provided in Section 3(a), (b), (c) and (e) above during the Term.

(B)              Except to the extent any awards related to common units of Penn Virginia GP Holdings, L.P., a Delaware limited partnership (“PVG”), or common units of the Partnership have already vested or become exercisable, as the case may be, under the PVG GP, LLC Amended and Restated Long-Term Incentive Plan (the “PVG LTIP”) or the PVR LTIP, or under any successor or other similar plan, as of the date of Executive’s termination of employment (1) all restricted PVG units and all restricted Partnership units of Executive shall become 100% vested and all restrictions thereon shall lapse and PVG and the Partnership shall promptly deliver to Executive unrestricted PVG common units and unrestricted Partnership common units, (2)  all PVG phantom units and all Partnership phantom units of Executive shall become 100% vested and all restrictions thereon shall lapse and PVG and the Partnership shall promptly deliver to Executive cash or unrestricted PVG common units or unrestricted Partnership common units, as applicable, and (3) each outstanding PVG unit option and Partnership unit option of Executive shall become 100% exercisable and shall, notwithstanding anything stated to the contrary in the PVG LTIP, the PVR LTIP, any successor or other similar plan or any option agreement related thereto, remain exercisable for the remainder of such option’s term or three years, whichever is less.

(C)              The Company shall pay to Executive in a lump sum, at the time provided in Section 7(e), that amount equal to three times the product of (x) the total medical and dental insurance premiums paid or payable by the Company with respect to Executive and Executive’s eligible family members during the month in which Executive’s employment terminates times (y) 12.

(D)              For the 24-month period beginning on the date on which Executive’s employment terminates, or until Executive begins other full-time employment with a new employer, whichever occurs first, Executive shall be entitled to receive outplacement services that are directly related to Executive’s termination of employment and are actually provided by an outplacement services firm, paid by the Company, with a nationally prominent executive outplacement service firm selected by the Company and reasonably acceptable to Executive; provided, however, that the period during which the outplacement services shall be covered and the reimbursements paid do not extend beyond the periods set forth in Treas. Reg. §1.409A-1(b)(9)(v)(E).

(b)          If at any time prior to the one year anniversary of the Commencement Date a Change of Control occurs and (i) Executive terminates his employment with the Company for a Good Reason event or (ii) the Company terminates Executive’s employment other than (x) for Cause or (y) due to Executive’s inability to perform the primary duties of his position for at least 180 consecutive days due to the Disability of Executive, Executive shall receive the following compensation and benefits from the Company subject to the execution (and non-revocation within eight days thereafter) and delivery to the Company of the Release:

(A)   The Company shall, at the time provided in Section 7(e), pay to Executive $400,000 in cash.  This payment shall satisfy any and all obligations of the Company to pay Executive compensation provided in Section 3(a), (b), (c) and (e) above during the Term.

(B)    The Initial Units shall become 100% vested and all restrictions thereon shall lapse and the Partnership shall promptly deliver to Executive cash or unrestricted Partnership common units, as applicable, all in accordance with the Initial Unit Award Agreement.

(c)          Within one week following the eighth day after the execution (without revocation) of the Release, the Company shall provide to Executive a release substantially in the form attached hereto as Exhibit B, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution. If the Company does not provide the release required pursuant to this subsection (c), the Release shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections (a) or (b), as applicable, above.

(d)          The Company may withhold from any amounts or benefits payable under this Agreement all such amounts as it shall be required to withhold pursuant to any applicable law or regulation.

(e)          Payment of the amounts described in subsections (a) or (b) above, as applicable, shall be made within 30 days of Executive’s date of termination (provided that the Release has been executed and has not been revoked) and shall be made by mail to the last address provided for notices to Executive pursuant to Section 12 of this Agreement.  Any payment not timely made by the Company under this Agreement shall bear interest at 18% per annum or, if less, at the highest nonusurious rate permitted by applicable law.

(f)          If any payment to be made, or benefit to be provided, to or on behalf of Executive pursuant to Section 7 of this Agreement (the “Payments”) results in Executive being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (the “Excise Tax”), the amount payable to Executive under Section 7(a) or (b), as applicable, shall be reduced so that the Payments do not result in Executive being subject to the Excise Tax.  One or more determinations as to (i) whether any of the Payments shall be subject to the Excise Tax and (ii) the amount of the Excise Tax imposed thereon, shall be made by the Company in consultation with such accounting and tax professionals as the Company considers necessary (with all costs related thereto paid by the Company).  For purposes of determining whether any of the Payments shall be subject to the Excise Tax, (A) all of the Payments shall be treated as “parachute payments” (within the meaning of section 280G of the Code) unless and to the extent that, in the written advice of an independent accountant selected (and paid for) by the Company and reasonably acceptable to Executive (the “Accountant”), certain Payments should not constitute parachute payments, and (B) all “excess parachute payments” (within the meaning of section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises the Company that such excess parachute payments are not subject to the Excise Tax.

(g)          To the extent payment with respect to any restricted or phantom unit award under clause (1) or clause (2) of subsections 7(a)(ii)(B) and 7(b)(ii)(B) constitutes a payment event for purposes of section 409A of the Code, payment shall be made at the time specified hereunder only if the transaction constituting a Change of Control is a “change in control event” within the meaning given such term under section 409A of the Code.  If the transaction constituting a Change of Control is not a “change in control event” within the meaning given such term under section 409A of the Code, payment with respect to any such restricted or phantom unit awards shall be made at such time or times as set forth in the PVG LTIP or the PVR LTIP, or any successor or other similar plan or any grant agreement related thereto.

(h)          If Executive’s employment with the Company terminates prior to, but within six months of, the date on which a Change of Control occurs, and it is reasonably demonstrated by Executive that such termination of employment was (1) by the Company in connection with or in anticipation of the Change of Control or (2) by Executive under circumstances which would have constituted Good Reason if the circumstances arose on or after the Change of Control, then for all purposes of this Agreement the Change of Control shall be deemed to have occurred, and the Protected Period shall be deemed to have commenced, on the date immediately prior to the date of such termination of Executive’s employment; provided, however, that the amount of payments and benefits that Executive is entitled to receive hereunder as a result of such Change of Control shall be reduced by the amount of all other severance payments and benefits previously received by Executive in connection with such termination and, notwithstanding any provision to the contrary herein, shall be paid to Executive within 30 days after the six-month anniversary of the date of Executive’s termination of employment. If Executive’s employment with the Company terminates as set forth in this Section 7(h), the amount of payments and benefits that Executive is entitled to receive hereunder as a result of a Change of Control shall be paid in the form of a lump sum only if the transaction constituting a Change of Control is a “change in control event” within the meaning given such term under section 409A of the Code. If the transaction constituting a Change of Control is not a “change in control event” within the meaning given such term under section 409A of the Code, the amount of payments and benefits that Executive is entitled to receive hereunder as a result of a Change of Control shall be paid in the same form as the other severance payments and benefits previously received by Executive in connection with such termination.

8.      Defined Terms.  For purposes of this Agreement:

(a)          “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)          “Bonus” shall mean an amount equal to the highest annual cash bonus paid to Executive by the Company pursuant to Section 3(b) during the two-year period prior to Executive’s termination of employment.

(c)          “Cause” shall mean (i) the willful and continued failure by Executive to substantially perform Executive’s duties with the Company or any Affiliate (other than any such failure resulting from a Disability), (ii) Executive is convicted of a felony, (iii) Executive willfully engages in gross misconduct materially and demonstrably injurious to the Company or any Affiliate or (iv) Executive commits one or more significant acts of dishonesty as regards the Company or any Affiliate. For purposes of clause (i) above, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. In the case of clauses (i), (iii) and (iv) above, the determination of whether Cause exists shall only be made by a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board that was called for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board and, if possible, to cure the breach that was the alleged basis for Cause) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

(d)          “Change of Control” shall mean:

(i)         Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the PVG General Partner, PVG, the Company or the Partnership;

(ii)         Any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than Penn Virginia or its Affiliates becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) equity securities of the PVG General Partner or the Company representing more than 50% of the combined voting power of the PVG General Partner or the Company or (B) equity securities of the Partnership or PVG representing more than 75% of the combined voting power of PVG or the Partnership; provided, however, that, notwithstanding the foregoing, if, at any time during the Change of Control Waiver Period, Penn Virginia enters into an agreement with any Person or group pursuant to which such Person or group would, upon the consummation of the transaction contemplated by such agreement, become the beneficial owner of equity securities described in this Section 8(d)(ii), no Change of Control shall be deemed to have occurred, and no payment shall be due to Executive under this Agreement, in connection with such transaction.

(iii)              The equity security holders of PVG or the Partnership approve the consummation of a merger or consolidation of PVG or the Partnership with any other entity, other than a merger or consolidation which would result in the voting securities of PVG or the Partnership immediately outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of PVG or the Partnership outstanding immediately after such merger or consolidation; or

(iv)         A Penn Virginia Change of Control if, at the time of such Penn Virginia Change of Control, the Company is an Affiliate of Penn Virginia.

(e)          “Change of Control Waiver Period” shall mean the period commencing on the Commencement Date and ending on the two month anniversary of the Commencement Date.

(f)          “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(g)          “Disability” shall have the meaning given such term in Section 409A(a)(2)(C) of the Code.

(h)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)          “Good Reason” shall mean:

(i)         a reduction in Executive’s authority, duties, titles, status or responsibilities from those in effect immediately prior to the Change of Control or the assignment to Executive of duties or responsibilities inconsistent in any respect from those of Executive in effect immediately prior to the Change of Control, but excluding any action or omission by the Company that is immaterial, isolated, insubstantial and inadvertent and which was not taken in bad faith by the Company and is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)         a material breach of this Agreement by the Company;

(iii)              the Company fails to obtain a written agreement from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 11 hereof; or

(iv)         the relocation by more than 100 miles of the Company’s Houston, Texas office, Dallas, Texas office or office at which the Executive is based immediately prior to the Change of Control or the Company requires Executive, without Executive’s written consent, to be based at any office other than the Company’s Houston, Texas office, Dallas, Texas office or office at which the Executive was based prior to the Change in Control if the new office location is more than 50 miles away from the Houston, Dallas or original office location.

Executive shall give the Company notice in accordance with Section 12 below within 90 days following an act or omission to act by the Company constituting Good Reason hereunder of Executive’s intent to resign for Good Reason, and the Company shall have 30 days from the date of such notice to cure the circumstances or events giving rise to Executive’s right to resign for Good Reason, if capable of being cured, so as to eliminate the existence of Good Reason for Executive’s resignation, and, in the event the Company does not cure such circumstances or events, then unless Executive terminates his employment upon the expiration of the foregoing 30-day cure period, Executive’s continued employment after the expiration of such 30-day cure period shall constitute Executive’s consent to, and a waiver of Executive’s rights with respect to, such act or failure to act.  [Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.]  Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed by an arbitrator to be unreasonable and not to have been made in good faith by Executive.

For purposes of this Agreement, the Company shall be in material breach of this Agreement pursuant to Section 8(i)(ii), if (A) the Company reduces Executive’s Base Salary by an amount which results in Executive receiving a Base Salary which is less than 95% of Executive’s Termination Base Salary or (B) the Company fails to continue in effect any material incentive compensation plan or arrangement (unless replacement plans providing Executive with substantially similar benefits are adopted) or the Company takes any action that would adversely affect Executive’s participation in any such plan or arrangement or reduce Executive’s incentive compensation opportunities under such plan or arrangement, as the case may be.

(j)          “Initial Unit Award Agreement” shall mean the agreement pursuant to which the Initial Units are granted and shall be in the form of Exhibit C hereto.

(k)          “PVG” shall mean Penn Virginia GP Holdings, L.P., a Delaware limited partnership.

(l)          “PVG General Partner” shall mean the general partner of PVG.

(m)          “Partnership” shall mean Penn Virginia Resource Partners, L.P., a Delaware limited partnership.

(n)          “Penn Virginia” shall mean Penn Virginia Corporation, a Virginia corporation.

(o)          “Penn Virginia Change of Control” shall mean the occurrence of any of the following:

(i)         any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Penn Virginia, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Penn Virginia representing 25% or more of the combined voting power of Penn Virginia’s then outstanding voting securities;

(ii)         during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Penn Virginia (the “Penn Virginia Board”), and any new director (other than a director designated by a person who has entered into an agreement with Penn Virginia to effect a transaction described in clause (i), (iii) or (v) of this Penn Virginia Change of Control definition and excluding any individual whose initial assumption of office occurs as a result of either (x) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or (y) an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Penn Virginia Board) whose election by the Penn Virginia Board or nomination for election by Penn Virginia’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than retirement) to constitute at least a majority thereof;

(iii)              the shareholders of Penn Virginia approve the consummation of a merger or consolidation of Penn Virginia with any other corporation, other than a merger or consolidation which would result in the voting securities of Penn Virginia outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of Penn Virginia (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation; or

(iv)         the shareholders of Penn Virginia approve a plan of complete liquidation of Penn Virginia.

(p)          “Person” shall mean an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

(q)          “Protected Period” shall mean the 24-month period beginning on the effective date of a Change of Control.

(r)          “Termination Base Salary” shall mean that amount equal to Executive’s Base Salary with the Company at the rate in effect immediately prior to the Change of Control or, if a greater amount, Executive’s Base Salary at the rate in effect at any time thereafter.

9.      Representation of Executive.  Executive hereby represents and warrants to Company that he is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair the Executive’s performance of his obligations under this Agreement.

10.    Survival of Provisions.  The provisions of this Agreement shall survive the termination of Executive’s employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.

11.    Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to, and each successor shall, assume expressly in writing prior to the effective date of such succession and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.  Failure of the successor to so assume as provided herein shall constitute a breach of this Agreement and entitle Executive to the payments and benefits hereunder as if triggered by a termination of Executive by the Company other than for Cause on the date of such succession.  Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company.

12.    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee:

(a)          If to Executive:

Address on file at the offices of the Company

(b)          If to the Company:

7 Sheridan Square, Suite 400
Kingsport, Tennessee 37660
Attn: Chairman, Compensation and Benefits Committee

13.    Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced as the result of employment by another employer or self-employment or offset against any amount claimed to be owed by Executive to the Company or otherwise, except that Executive shall waive, in a manner acceptable to the Company in its reasonable judgment, all rights to receive any severance payments or benefits that Executive is entitled to receive pursuant to any other Company severance plan or program.

14.    Entire Agreement; Amendments.  This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive’s employment by the Company. This Agreement may be amended or modified only by a written instrument signed by the Company and Executive that is approved by the Chairperson of the Committee.  Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.

15.    Waiver.  The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

16.    Governing Law.  This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the State of Delaware, without regard to conflicts of laws principles.

17.    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.    Section Headings.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

19.    Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

20.    Indemnification. In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, losses, costs or expenses (including attorneys’ fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or any Affiliate or in any other capacity on behalf of or at the request of the Company or any Affiliate, then the Company or any Affiliate shall promptly on written request, fully indemnify Executive, advance expenses (including attorneys’ fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company or any Affiliate may, under applicable law, be permitted to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

21.    Arbitration. Any dispute about the validity, interpretation, effect or alleged violation of this Agreement, other than with respect to Section 5 or 6 (an “arbitrable dispute”), must be submitted to confidential arbitration in Philadelphia, Pennsylvania. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. The Company shall bear all fees, costs and expenses of arbitration, including its own, those of the arbitrator and those of Executive unless the arbitrator provides otherwise with respect to the fees, costs and expenses of Executive; in no event shall Executive be chargeable with the fees, costs and expenses of the Company or the arbitrator. The Company shall advance to Executive all expenses incurred by Executive in connection with an arbitrable dispute and, if the arbitrator determines that Executive is the losing party in such dispute, Executive shall reimburse such expenses to the Company unless the arbitrator provides otherwise. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal courts in Philadelphia, Pennsylvania and the state courts in Montgomery County, Pennsylvania for the purposes of any proceeding arising out of this Agreement.

22.    Section 409A of the Internal Revenue Code.

(a)          This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code and each payment under this Agreement shall be treated as a separate payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)          Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any compensation payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under section 409A of the Code, then the Company shall postpone the commencement of the payment of any such compensation payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company. If any payments or benefits are postponed due to such requirements, such amounts shall be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

COMPANY:
PENN VIRGINIA RESOURCE GP, LLC

By: Nancy M. Snyder
Name: Nancy M. Snyder
Title: Vice President

EXECUTIVE:

By: /s/ William H. Shea, Jr.
William H. Shea, Jr.

JOINDER:

PVG GP, LLC hereby agrees to comply with the provisions of Section 7(a)(ii)(B) hereof.

PVG GP, LLC

By: Nancy M. Snyder
Name: Nancy M. Snyder
Title: Vice President